ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CITY HOLDING COMPANY
In accordance with §31D-10-1006 of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
FIRST:     The name of the corporation is City Holding Company.
SECOND:     The following amendment to the Articles of Incorporation were adopted by the shareholders of the corporation.
THIRD:     The date of the adoption of the amendment was April 19, 2017.

FOURTH:     The following amendment to the Articles of Incorporation were adopted by the shareholders of the corporation in the manner prescribed by law:

RESOLVED, that Article X of the Articles of Incorporation be, and the same hereby is, amended to add the following section:

Section 6. Directors shall be elected by the vote of a plurality of the votes cast in the election of directors, for which purpose broker non-votes and abstentions shall not be counted; provided, however, that if there is an Uncontested Election (hereinafter defined), and a nominee (including a currently serving director nominated for reelection) does not receive a Majority Vote for Election (hereinafter defined), then such nominee shall immediately after the certification of the shareholder vote relating to such election, submit his or her resignation, subject to acceptance or declination by the Board of Directors. Such resignation shall be effective upon the first to occur of: (i) acceptance by the Board of Directors or (ii) 90 days after the date of certification of the shareholder vote relating to the election. An Uncontested Election is defined as an election in which the number of director candidates does not exceed the number of directors to be elected. A Majority Vote for Election is defined as more shareholder votes being cast for such nominee’s election than against such nominee’s election, counting votes against such nominee’s election or for which voting authority for such nominee’s election is expressly withheld, but not including abstentions or broker non-votes. No resignation shall be required to be submitted in the event a nominee does not receive a Majority Vote for Election in an election which is not an Uncontested Election. The Board of Directors shall establish a policy and procedures relating to the submission, and the acceptance or declination, of such resignations.

FIFTH:     Contact name and number of person to reach in case of problem with filing:

Name:    Victoria A. Faw
Phone:    (304) 769-1112
Email:    victoria.faw@bankatcity.com

SIXTH:     Signature of person executing document:

/s/ Charles R. Hageboeck	5/3/2017
Charles R. Hageboeck	Date
President and Chief Executive Officer